   As filed with the Securities and Exchange Commission on September 10, 1999
                                                      Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                 AMERICAN INTERNATIONAL PETROLEUM CORPORATION
            (Exact name of Registrant as specified in its charter)


           Nevada                                            13-3130236
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                         Identification Number)

                               444 Madison Avenue
                            New York, New York 10022
                                 (212) 688-3333
                        (Address and telephone number of
                    registrant's principal executive offices)


                               DR. GEORGE N. FARIS
                             Chief Executive Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                               444 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 688-3333
                           Telecopier: (212) 688-6657
                               (Name, address and
                     telephone number of agent for service)

                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

                        CALCULATION OF REGISTRATION FEE






      Title of Each                            Proposed Maximum
          Class                                    Aggregate           Proposed            Amount of
      of Securities          Amount to be       Offering Price          Maximum          Registration
    to be Registered          Registered        Per Security(1)     Offering Price            Fee
------------------------   ----------------   ------------------   ----------------   ------------------
Common Stock
$.08 par value .........      11,509,006           $ 0.75(3)          $8,631,755          $2,399.63



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares to be sold by the selling securityholders named in this registration statement, including:

    o up to 10,526,506 shares that may be acquired upon conversion of, or in payment of accrued interest, the Registrant's 6% secured convertible debentures due August 19, 2004

    o 712,500 shares that may be acquired upon exercise of outstanding warrants

    o 270,000 shares previously acquired

    Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of the debentures and warrants.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the closing price of the common stock on the Nasdaq National Market on September 8, 1999.

Information Contained In This Prospectus Is Subject to Completion or Amendment. A Registration Statement Relating to These Securities Has Been Filed With The Securities And Exchange Commission. These Securities May Not Be Sold Nor May Offers to Buy Be Sold Nor May Offers to Buy Be Accepted Prior to The Time The Registration Statement Becomes Effective. This Prospectus Shall Not Constitute an Offer to Sell or the Solicitation of an offer to Buy Nor Shall There Be Any Sale of These Securities in Any State in Which Such Offer, Solicitation or Sale Would Be Unlawful Prior to Registration or Qualification under the Securities Laws of Any State.

     PRELIMINARY PROSPECTUS DATED SEPTEMBER 10, 1999, SUBJECT TO COMPLETION.





                 AMERICAN INTERNATIONAL PETROLEUM CORPORATION






                                 Common Stock




The selling securityholders named in this prospectus are offering and selling

     o shares of our common stock that they may acquire upon conversion of, or in payment of six months accrued interest on, our 6% secured convertible debentures due August 19, 2004

     o 712,500 shares of our common stock that they may acquire upon exercise of outstanding warrants

     o  270,000 shares of our common stock that they have previously acquired

The common stock is quoted on the Nasdaq National Market under the symbol
"AIPN".

The common stock is a speculative investment and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" commencing on page 3 before purchasing the common stock.

These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.




                The date of this Prospectus is __________, 1999

                               Table of Contents





                                                                             Page
                                                                            -----
Risk Factors ............................................................     3
Forward Looking Statements ..............................................     8
Selling Securityholders .................................................     8
Plan of Distribution ....................................................    10
Information About American International Petroleum Corporation ..........    11
Where You Can Find More Information .....................................    11
Information Incorporated By Reference ...................................    12
Legal Matters ...........................................................    12
Experts .................................................................    12


                            ---------------------
This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                 Risk Factors

     WE HAVE A HISTORY OF OPERATING LOSSES AND THESE LOSSES MAY CONTINUE.


     We have experienced significant losses since we began operations. We incurred net losses of approximately $9.1 million for the year ended December 31, 1998, approximately $18 million for the year ended December 31, 1997 and approximately $4.7 million for the year ended December 31, 1996, and a net loss of approximately $7.1 million for the six months ended June 30, 1999 as compared to a net loss of approximately $2.1 million for the six months ended June 30, 1998. As a result of these losses, as of June 30, 1999, we had an accumulated deficit of approximately $95 million. We will continue to incur losses until our asphalt refinery operations or Kazakstan licensing activities generate substantial revenues. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.


     OUR AUDITORS HAVE ISSUED A GOING CONCERN COMMENT ON OUR FINANCIAL
STATEMENTS.

     In connection with the audit of our financial statements for the year ended December 31, 1998, Hein & Associates, LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue as a "going concern " as a result of

       o a net loss of approximately $9.1 million during 1998, of which approximately $4.6 million represented non-operating or non-cash items

       o commitments to fund our Kazakstan subsidiary of approximately $12 million through 2001

       o a working capital deficit of approximately $4.9 million at December 31, 1998

     OUR AVAILABLE CASH RESOURCES, TOGETHER WITH ANTICIPATED CASH FLOWS FROM OPERATIONS, MAY NOT BE SUFFICIENT TO CONTINUE OUR OPERATIONS AT CURRENT LEVELS AND TO SATISFY OUR FUNDING OBLIGATIONS, WITHOUT ADDITIONAL FINANCING.

     We may require additional financing in the next 12 months to supplement anticipated cash flows from our refinery operations in Lake Charles, Louisiana in order to meet operating and other funding obligations. In the event we are unable to obtain the necessary financing to meet these obligations, our ability to continue operations at current levels will be materially and adversely effected. We may need to raise additional funds through public or private financings, including equity financings, that may be dilutive to stockholders. We cannot give you any assurance that we will be able to raise additional funds if our capital resources are exhausted, or that funds will be available on terms acceptable to us or at all.

     WE DO NOT HAVE ANY PROVEN RESERVES OF GAS OR OIL.

     Although we have identified structures within our Kazakstan license area, we have only just begun to drill these prospects, and accordingly, we do not have any proven reserves of oil and gas.

     WE MAY SUFFER CAPITAL LOSSES BECAUSE OF THE SPECULATIVE NATURE OF THE OIL AND GAS BUSINESS.

     We have experienced capital losses as a result of the speculative nature of the oil and gas industry, and we may experience such capital losses in the future. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. We may not recover any oil or gas from drilling and if we do recover oil or gas, market conditions may be unfavorable and we may not be able to recover the costs of the drilling or receive any profits. In addition, our current financial condition and available cash resources may prevent our ability to drill offset wells.

     WE ARE SUBJECT TO LOSSES FROM DRILLING AND OTHER HAZARDS.

     Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells or production of asphalt products may be substantially delayed and the costs significantly increased, and in the case of asphalt products, may result in the cancellation of customer contracts and adversely affect our ability to attract future business. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. Since our refineries are located on inland waterways, floods and adverse weather conditions can hinder or delay feedstock and transportation of products at our refineries in Lake Charles, Louisiana and St. Marks, Florida and drilling and production operations. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil or asphalt barges and drilling rigs can also disrupt drilling and production operations.

     OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL RISKS.

     Extensive national and/or local environmental laws and regulations in both the United States and Kazakstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. We may incur substantial financial obligations in connection with environmental compliance.

     We are occasionally subject to non-recurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 1998, but may be in the future. We are not aware of any other anticipated nonrecurring environmental costs.

     Kazakstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

     We have no currently outstanding or anticipated reclamation issues in the United States or abroad.

     Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, which include, but are not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem.

     WE MAY EXPERIENCE DIFFICULTIES IN MARKETING SOME OF OUR PRODUCTS.

     Our ability to market some of our products depends upon

       o the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

       o the quantity and quality of the oil or gas produced

       o our ability to provide asphalt products which satisfy state and federal highway quality specifications

       o the availability and cost of asphalt barges to transport asphalt products

     GOVERNMENT LEGISLATION IN KAZAKSTAN AND OTHER FOREIGN COUNTRIES THROUGH WHICH OUR PRODUCTS MAY BE TRANSPORTED MAY AFFECT OUR BUSINESS.

     Our exploration in western Kazakstan is subject to regulations imposed by the Kazakstan government. The Kazakstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict whether such governmental actions may occur, nor anticipate the ultimate effect of governmental policies and contracts upon us. We also will be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, nor the impact of local regulations on our business.

     OUR BUSINESS IS SUBJECT TO POLITICAL AND ECONOMIC CONDITIONS IN KAZAKSTAN.


     A favorable political climate in Kazakstan and the openness of its markets to United States trade is essential to our success in Kazakstan. Kazakstan is a former constituent republic of the Soviet Union which declared its independence from the Soviet Union in December 1991. At the time of its independence, it became a member of the Commonwealth of Independent States, or CIS, the association of former Soviet states which have entered into agreements of cooperation and support for trade, border protection, immigration controls, environmental matters and overall cooperation for the economic and political stability and development of the member states. The Confederation of Independent States have embraced political and economic reforms, but, there remains political and economic instability the result of which could be detrimental to our operations there.


     Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakstan's laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures, local participation in operations, and restrictions on royalties, dividends and currency remittances. Currently, there are no restrictions on royalties, dividends or currency remittances.


     OUR BUSINESS IS SUBJECT TO FOREIGN CURRENCY RISKS.

     Since we have oil and gas operations outside the United States, our business is subject to foreign currency risks. These risks include

     o The value of the local currency in Kazakstan relative to the U.S. dollar may continue to decline and is subject to continued volatility.


     o We may encounter difficulties in coverting local currencies to U.S. dollars. Although Kazakstan laws permit the conversion of local currency into foreign currency, the local currency generally is not convertible outside CIS countries. If we discover oil or gas in our licensed area in Kazakstan and sell the oil and gas in a CIS country, currency liquidity and restrictions may adversely affect us.

     o The market for conversion of local currency into other currencies may deteriorate or cease to exist. Although a market exists within CIS countries for the conversion of CIS currencies into other currencies, it is limited in size and subject to rules limiting the purposes for which conversion may be effected. In addition, the availability of other currencies may inflate their values relative to CIS currencies.


     WE MAY ENCOUNTER DELAYS IN TRANSFER OF FUNDS IN AND OUT OF KAZAKSTAN SINCE ITS BANKING SYSTEM IS NOT WELL DEVELOPED.

     Since the banking system in Kazakstan is not yet as developed as its Western counterparts, we may encounter considerable delays in the transfer of funds within, and the remittance of funds out of Kazakstan. Any delay in converting Kazakstan currency into a foreign currency in order to make a payment, or delay in the transfer of such currency could have a material adverse effect on our business.


     WE MAY EXPERIENCE DIFFICULTIES IN REPATRIATING PROFITS AND CAPITAL

     While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, our ability to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

     OUR ASPHALT OPERATIONS HAVE BEEN LIMITED.

     Since the first quarter of 1998, we have been engaged in the production and sale of asphalt products at our refinery in Lake Charles, Louisiana. Our refinery operation is subject to all of the risks and hazards associated with the establishment of a new business. To date, we have encountered mechanical problems with equipment, delays caused by unavailability of asphalt barges, and unanticipated expenses for refinery repairs and transportation fees.

     OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL WHO WE MAY NOT BE ABLE TO RETAIN AND WE MAY NOT BE ABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL TO SATISFY OUR PERSONNEL NEEDS.

     Our success is dependent upon the efforts, abilities and expertise of our Chief Executive Officer, Dr. George N. Faris, as well as other key management personnel. Dr. Faris is employed pursuant to an employment agreement which renews automatically each year until written notice of termination is given by either Dr. Faris or us not later than 180 days prior to May 1 of any renewal term. We also maintain a $2,000,000 key man life insurance policy on the life of Dr. Faris. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operations of our business.

     OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET FOR FAILURE TO SATISFY NASDAQ'S REQUIREMENTS FOR CONTINUED LISTING.

     Our common stock is traded on the Nasdaq National Market System. To continue our listing, we are required to maintain net tangible assets of at least $4,000,000 and the bid price of our common stock must be at least $1.00 per share. By letter dated April 15, 1999, Nasdaq notified us that our common stock failed to satisfy its minimum bid price standard for continued listing since the closing bid price of a share of our common stock had been less than $1.00 for 30 consecutive business days. Under Nasdaq rules, we were able to achieve compliance with the minimum bid price requirement for continued listing on Nasdaq since the closing price of a share of our common stock was at least $1.00 for at least ten consecutive business days during the following 90 day period. By letter dated June 1, 1999, Nasdaq advised us that we had demonstrated compliance with the minimum bid price requirement. We may not be able to continue to satisfy the requirements for the continued listing of our common stock on Nasdaq. The bid price of our common stock has been less than $1.00 since August 18, 1999. If we are unable to satisfy Nasdaq's maintenance requirements, our common stock may be delisted. If we are delisted and we do not then qualify for a listing on a stock exchange, our common stock would be traded in the over-the-counter market and quoted on the NASD's Electronic Bulletin Board or the "pink sheets". Consequently, it may be more difficult for an investor to obtain price quotations for our common stock or to sell it.

     IF OUR COMMON STOCK IS DELISTED, IT MAY BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULES AND MORE DIFFICULT TO SELL.

     SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

     POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF COMMON STOCK ON THE MARKET PRICE OF THE COMMON STOCK.


     As of August 19, 1999, there were 75,732,239 shares of common stock outstanding, of which 63,379,780 shares are transferable without restriction under the Securities Act. The remaining 12,352,459 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

     o 918,810 shares may be acquired upon conversion of, and upon payment of accrued interest on, our 14% convertible notes, based upon an assumed conversion price of $0.6906 per share, the conversion price in effect on September 3, 1999. The actual conversion price is 85% of the lowest five consecutive daily weighted average sales price of the common stock on the Nasdaq National Market for the 40-day trading period prior to the date of conversion. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

     o 14,842,166 shares may be acquired upon conversion of, and upon payment of accrued interest on, our 5% convertible debenture, at an assumed conversion price of $0.6906 per share, the conversion price in effect on September 3, 1999. The actual conversion price is 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion. The maximum conversion price was originally $1.288, but has been reduced to $1.214 under the antidilution provisions of our 5% convertible debentures as a result of the issuance of our 6% securities convertible debentures. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

     o 7,084,419 shares may be acquired upon conversion of, and upon payment of six months accrued interest on, our 6% secured convertible debentures due August 19, 2004, based upon an assumed conversion price of $0.6906 per share, the conversion price in effect on September 3, 1999. The actual conversion price is 85% of the average of the three lowest closing bid prices of the common stock for the twenty day trading period prior to the date of conversion. The maximum conversion price is $1.214. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

     o 5,297,275 shares may be acquired upon exercise of stock options granted pursuant to our employee stock option plans at exercise prices ranging from $.50 to $2.00 per share.

     o 8,911,296 shares may be acquired upon exercise of warrants having exercise prices ranging from $.41 to $3.00 per share.


     Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the securities act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.

                          Forward Looking Statements

     Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as may, "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                            Selling Securityholders

     The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of August 19, 1999, the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.

     The selling securityholders are offering up to 8,066,919 shares of common stock by this prospectus, including

     o up to 7,084,419 shares that they may acquire upon conversion of, and in payment of six months accrued interest on, our 6% convertible debentures, at an assumed conversion price of $0.6906 per share, the conversion price in effect on September 3, 1999. The actual conversion price is 85% of the average of the three lowest prices of the common stock for the 20-day trading period prior to the date of conversion. The maximum conversion price is $1.214. There is no minimum conversion price. If the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase. Since the actual conversion price may be less than the assumed conversion price as a result of a decline in the market price of the common stock and as required by the terms of the purchase and registration rights agreements with the purchasers of the 6% convertible debentures, we have registered 10,526,506 shares of common stock for resale by the selling securityholders on conversion of, and in payment of six months accrued interest on, our 6% convertible debentures. Of this amount, 10,317,115 shares represent 150% of the 6,878,077 shares that the selling securityholders may acquire upon conversion of the convertible debentures at the assumed conversion price of $0.6906, and 209,391 shares represent payment of six months accrued interest on the convertible debentures at the assumed conversion price. As each of these selling securityholders resells shares of common stock under this prospectus, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling securityholder intends to sell, reflecting prior resales and changes in the conversion price.

     o    712,500 shares that they may acquire upon exercise of warrants.

     o    270,000 shares previously acquired

     The number of shares listed below as beneficially owned before the offering by each selling securityholder owning our 6% convertible debentures has been computed without giving effect to the terms of the convertible debentures, which provide that the number of shares that the selling securityholder may acquire upon conversion of the convertible debentures may not exceed that number which would:

          1. render that selling securityholder the beneficial owner of more than 4.9% of the then issued and outstanding shares of common stock, or

          2. result in the issuance of an aggregate of more than 15,146,446 shares of common stock, representing 19.9% of the shares of common stock outstanding on the date the convertible debentures were issued, until stockholders approve the issuance upon conversion of more than that number of shares, as required by the rules of The Nasdaq Stock Market, Inc.

     The convertible debentures are convertible into common stock commencing upon the earliest of

          1. November 17, 1999

          2. The date upon which this registration statement is declared effective by the SEC

          3. After the closing bid price of a share of common stock has been at least $2.50 commencing August 19, 1999.

     A selling securityholder that acquires shares upon conversion of the convertible debentures may not sell on any day a number of shares greater than fifteen percent (15%) of the daily sales volume of our common stock as reported by Bloomberg L.P. on that date.

     As of August 19, 1999, we had 75,732,239 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of August 19, 1999, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

                                              Beneficial Ownership                                   Beneficial Ownership
                                             of Common Stock Before           Shares of Common          of Common Stock
                                                    Offering(1)                 Stock Offered           After Offering
Name of Selling                        -----------------------------------   ------------------   ---------------------------
Securityholder                                Number         Percent                                   Number        Percent
------------------------------------   ------------------   --------------                        ----------------   --------
Holders of convertible debentures
  and warrants:

Mount Albion LLC                           6,565,751(2)(3)    8.0%                6,565,751(2)(3)            0           --
c/o CITCO Fund Services
Bahamas Financial Center 3rd Fl.
Shirley & Charlotte Streets
CB13136 Nassau, Bahamas

AMRO International S.A.                    1,231,167(2)(4)    1.6%                1,231,1672(2)(4)           0           --
c/o Ultra Finanz
Grossmunster Platz
Zurich CH8022 Switzerland


Holders of shares:


Sargeant Marine, Inc.                        895,000          1.2%                   70,000             825,000          1.1%
3020 Military Trail, Suite 100
Boca Raton, Florida 33431

Andrew Reckles                               110,000(5)         *                    90,000                  0          --
3565 Piedmont Rd. Ste 300
Atlanta, GA 30302

Paul Mannion Jr.                             110,000(5)         *                    90,000                  0           --
3565 Piedmont Rd. Ste 300
Atlanta, GA 30302

JW Genesis Securities Inc. (6)                20,000            *                    20,000                  0           --
3565 Piedmont Rd. Ste 300
Atlanta, GA 30302


------------
 *  Less than one percent (1%).

(1) The information presented in the table does not give effect to the terms of the convertible debentures and the warrants that limit the number of shares that any holder may acquire upon conversion or exercise of these securities to 4.9% of the then issued and outstanding shares of common stock.

(2) Represents the number of shares that the selling securityholder may acquire upon exercise of warrants and conversion of, and in payment of six months accrued interest on, the convertible debentures at an assumed conversion price of $0.6906 per share, the conversion price in effect on September 3, 1999. The actual conversion price is 85% of the three lowest closing bid prices of the common stock for the twenty day trading period prior to the date of conversion. The maximum conversion price is $1.214. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

(3) Includes 599,925 shares that may be acquired upon exercise of warrants.

(4) Includes 112,575 shares that may be acquired upon exercise of warrants.

(5) Includes 20,000 shares registered in the name of J.W. Genesis Securities Inc. as to which Mssrs. Reckles and Mannion Jr. have shared voting and dispositive power.

(6) Andrew Reckles, Per Hvid, Paul Mannion Jr., and Vincent Sbarra are the principals of J.W. Genesis Securities Inc.

     The shares of common stock offered by this prospectus that may be acquired by holders of our 6% convertible debentures and warrants have been registered in accordance with registration rights that we have granted to them. We have agreed to pay all registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of our counsel. These selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify these selling securityholders and underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Although those selling securityholders also have agreed to indemnify our officers and directors and persons controlling us against such liabilities, we have been informed that in the opinion of the SEC indemnification of those persons of liabilities under Securities Act is against public policy as expressed in the Securities Act and is therefore not enforceable.

                             Plan of Distribution

     The selling securityholders may sell shares from time to time in public transactions, on or off the Nasdaq National Market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this prospectus

     o face-to-face transactions between sellers and purchasers without a broker-dealer

     The selling securityholders also may sell shares that qualify under
Section 4(1) of the Securities Act or Rule 144. As used in this prospectus, selling securityholder includes donees, pledges, distributees, transferees and other successors in interest of the selling securityholders named in this prospectus.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. Any broker-dealer that acts as an agent for the purchaser may receive compensation from the purchaser. Broker-dealers may agree with a selling securityholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholder. Broker-dealers who acquire shares of common stock as principal may then resell such shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay or receive from the purchasers of such shares commissions as described above.

     The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.


         Information About American International Petroleum Corporation

   Through our wholly owned subsidiaries, we:

   o Produce, process and market conventional and technologically advanced polymer asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulphur crudes.

   o Blend and market asphalt to the Florida and Georgia asphalt markets utilizing our refinery in St. Marks, Florida as a distribution facility.

   o Engage in oil and gas exploration and development in western Kazakstan, where we own a 70% working interest in a 20,000 square kilometer exploration block and a 100% working interest in a 200,000 acre gas field.


   We also are seeking other oil and gas projects in the United States, Russia and Central Asia.



                       Where You Can Find More Information


     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                      Information Incorporated By Reference

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998, including any amendment to that report.


     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, including any amendments to those reports.


     3. Proxy Statement dated June 15, 1999.

     4. Current Reports on Form 8-K dated March 1, 1999 and September 9, 1999, including any amendment to those reports.

     5. The description of the common stock contained in our Registration Statement on Form 8-A (File No. 0-14905) under Section 12 of the Securities Exchange Act, including any amendment or report updating that description.

   You may request a copy of these filings, at no cost, by writing or calling us at:


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                               444 Madison Avenue
                            New York, New York 10022
                         Attention: Corporate Secretary
                            Telephone: (212) 688-3333


                                  Legal Matters

     The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C. and an affiliated investment partnership hold 547,723 shares of common stock, all of which were issued for legal fees and disbursements.


                                    Experts

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 1998, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of Hein + Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the years ended December 31, 1996, 1997 and 1998.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses which will be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby:



Securities and Exchange Commission registration fee .........   $ 2,399.63
Legal fees and expenses .....................................     5,000.00
Listing fees ................................................    17,500.00
Accounting fees .............................................     1,000.00
Printing ....................................................     3,000.00
Miscellaneous ...............................................     1,100.37
                                                                -----------
   Total ....................................................   $30,000.00
                                                                ===========



Item 15. Indemnification of Directors and Officers

     Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

     In accordance with Section 78.037(1) of the NCL, Article VIII of the Registrant's Certificate of Incorporation, as amended, eliminates the personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

     Article VII of the Registrant's Bylaws provides for indemnification of directors, officers and others as follows:

     "On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

     The Registrant maintains insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

     Section 2.7(a) of the Registration Rights Agreement among the Registrant and the selling securityholders provides for indemnification by the Registrant of the selling securityholders, any underwriters who participate in the distribution of the shares of common stock offered hereby on behalf of the selling securityholders, the directors, officers and any persons who control the selling securityholders against certain liabilities under the Securities Act. In addition, Section 2.7(b) of the Registration Rights Agreement provides that, at the request of the Registrant, the selling securityholders will indemnify the Registrant and its directors, officers and any persons who control the Registrant against certain liabilities under the Securities Act.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.




Item 16.          Exhibits

   4.1*           Form of Secured Convertible Debenture Purchase Agreement dated as of August 19, 1999.
   4.2*           Form of 6% Secured Convertible Debenture (included as Exhibit A to Exhibit 4.1)
   4.3*           Form of Registration Rights Agreement (included as Exhibit C to Exhibit 4.1)
   4.4*           Form of Security Agreement (included as Exhibit D to Exhibit 4.1)
   4.5*           Form of Common Stock Purchase Warrant (included as Exhibit E to Exhibit 4.1)
   5.1            Opinion of Snow Becker Krauss P.C.
  23.1            Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).
  23.2            Consent of Hein + Associates LLP.
  24.1            Power of Attorney (included on the signature page of this Registration Statement)


--------
 * Incorporated by reference from the Registrant's Current Report on Form 8-K dated September 9, 1999.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes that it will:

       (a) (1) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

   (i)   Include any prospectus required by Section 10(a)(3) of the Securities
         Act.

   (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 9, 1999.



American International Petroleum Corporation



By: /s/ George N. Faris                         By: /s/ Denis J. Fitzpatrick
    -----------------------                         ----------------------------
    Dr. George N. Faris                             Denis J. Fitzpatrick
    Chief Executive Officer                         Chief Financial Officer
    (principal executive officer)                   (principal financial and
                                                    accounting officer)

                               POWER OF ATTORNEY

     Each of the undersigned hereby authorizes George N. Faris and/or Denis J. Fitzpatrick as his attorneys-in-fact to execute in the names of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 9, 1999 in the capacities stated.




       Signature                               Title
------------------------  ------------------------------------------------------
/s/ George N. Faris       Chief Executive Officer and Chairman of the
------------------------  Board of Directors (principal executive officer)
    George N. Faris

/s/ Denis J. Fitzpatrick Vice President, Chief Financial Officer and Secretary ------------------------ (principal financial and accounting officer)
    Denis J. Fitzpatrick

                           Director
------------------------
    Donald G. Rynne

/s/ Daniel Y. Kim          Director
------------------------
    Daniel Y. Kim

                           Director
------------------------
    William R. Smart

/s/ Richard Murphy         Director
------------------------
    Richard Murphy

                                 EXHIBIT INDEX






Item 16.          Exhibits

   4.1*           Form of Secured Convertible Debentures Purchase Agreement dated as of August 19, 1999.
   4.2*           Form of 6% Secured Convertible Debenture (included as Exhibit A to Exhibit 4.1)
   4.3*           Form of Registration Rights Agreement (included as Exhibit C to Exhibit 4.1)
   4.4*           Form of Security Agreement (included as Exhibit D to Exhibit 4.1)
   4.5*           Form of Common Stock Purchase Warrant
   5.1            Opinion of Snow Becker Krauss P.C.
  23.1            Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).
  23.2            Consent of Hein + Associates LLP.
  24.1            Power of Attorney (included on the signature page of this Registration Statement)


--------
* Incorporated by reference from the Registrant's Current Report on Form 8-K dated September 9, 1999.